Q&A: Chicken Announcement
                                  June 9, 2003


1. Why is ConAgra Foods selling this business?

         Selling the chicken business fits with our goal of improving our portfolio by focusing on branded and value-added food items. Recent strategic actions toward this goal have included divesting our fresh beef and pork business (September 2002), divesting our canned seafood business (May 2003), and divesting significant cheese operations over the last 24 months (most recently blue cheese and cream cheese in May
         2003). The transaction announced today includes all of ConAgra Foods' chicken processing business currently reported in the Meat Processing segment, such as its growing and slaughter operations, its Pierce foodservice business, and its PFS distribution business.

2. Will ConAgra Foods have a seat on the Pilgrim's Pride board of directors?

         No.

3. Why did ConAgra Foods structure the deal the way it did?

         With this structure, we accomplish our goal of divesting the business in a manner that generates cash for us to use in other ways. In addition, we have confidence in Pilgrim's Pride, and we anticipate the sale of that stock at a gain in the future for the benefit of our shareholders.

         The poultry cycle is currently at a relative low point, and the current price of the Class A shares being received is less than the book value of the shares. Consequently, we believe the opportunity for share price appreciation exists.

4. What is the year-to-date operating profit of the business being sold, as reported externally?

         Fiscal 2003 operating profit, through the third quarter:  $11 million
         Fiscal 2002 operating profit, entire fiscal year:         $83 million

5. What is the annual depreciation expense for the business being sold?

         Approximately $60 million.

6. What is the agreement regarding ConAgra Foods' sale of the Pilgrim's Pride Class A shares received in the transaction?

         After a year following the transaction, ConAgra Foods may dispose of up to 1/3 of the shares in any given year; however, ConAgra Foods may dispose of more than this in any given year through mutual agreement with the Pilgrim's Pride board.

         After the Class A shares are registered for resale, ConAgra Foods expects to reduce its ownership level of Pilgrim's Pride over time, based on market conditions. The registration for resale is expected to occur within 1 year from the closing of the transaction.

7. What is the agreement regarding ConAgra Foods' sale of the subordinated notes receivable from Pilgrim's Pride?

         ConAgra Foods expects to sell the notes after they are registered by Pilgrim's Pride for resale. The registration for resale is expected to occur within 1 year from the closing of the transaction. ConAgra Foods followed a similar strategy in the recent fresh beef and pork transaction - ConAgra Foods sold most of the high-yield debt (receivable from the buyer) shortly after that debt was eligible for resale.

8. Will ConAgra Foods account for the Class A Pilgrim's Pride shares using equity method accounting?

         No. Any portion of the shares which are eligible for resale within 1 year will be accounted for as securities held for resale. When the eligibility for resale is greater than 1 year away, they will be accounted for using the cost method of accounting.

9. Why is ConAgra Foods taking a charge in its fiscal fourth quarter 2003 relating to this transaction?

         Accounting rules regarding the valuation of assets require us to take the charge to reflect the new value of the business as established by this agreement.

10. What are the major items that need to be completed before the deal is closed?

         Regulatory approval and Pilgrim's Pride's shareholder approval. Pilgrim's Pride shareholders representing more than 50% of the votes have agreed to vote in favor of the transaction.

11. Where is the chicken business currently reported in ConAgra Foods' financial results?

         In the Meat Processing reporting segment.

12. In this transaction, is ConAgra Foods selling any business currently reported in the Packaged Foods reporting segment?

         No.

13. Who advised the parties on the deal?

         Pilgrim's Pride was advised by Credit Suisse First Boston. ConAgra Foods was advised by Gleacher and Co.

14. What details are available regarding the final number of Class A shares that may be issued by Pilgrim's Pride to ConAgra Foods?

         The number of shares issued will depend on a number of factors as described in the agreement. The objective is for the Pilgrim's Pride Class A stock to represent 45% of the total purchase price, subject to a maximum of 39.4 million shares. Because several factors may influence the number of shares actually issued by Pilgrim's Pride to ConAgra Foods, the components of the purchase price represented by Pilgrim's Pride debt and equity may differ from the amounts cited in today's release. Details regarding these and other matters, including termination rights, are contained in the agreement filed with the Pilgrim's Pride 8-K.

         ConAgra Foods is receiving Pilgrim's Pride Class A shares that will represent approximately 7% of Pilgrim's Pride's total outstanding votes after the close of the transaction, and approximately 49% of the Pilgrim's Pride's total equity.

15. What are the details regarding the notes payable by Pilgrim's Pride to ConAgra Foods?

         The notes payable by Pilgrim's Pride to ConAgra Foods are due in March of 2011. The annual interest rate is 10.5%, and interest will be paid in cash semi-annually.